UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                     Bally Total Fitness Holding Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    05873K108
                                 (CUSIP Number)

                                 April 11, 2006
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










Page 1 of 22 Pages

CUSIP No. 05873K108                   13G                Page 2 of 22 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Starboard Value and Opportunity Master Fund Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    1,186,753
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    1,186,753
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,186,753
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.10%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05873K108                   13G                Page 3 of 22 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Ambrose Master Fund, Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    95,708
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    95,708
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            95,708
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0.25%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
--------------------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05873K108                   13G                Page 4 of 22 Pages


     (1)    NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS

            RCG Halifax Fund, Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    93,392
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    93,392
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            93,392
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.24%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
--------------------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05873K108                   13G                Page 5 of 22 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Master Fund, Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    463,011
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    463,011
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            463,011
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            1.21%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05873K108                   13G                Page 6 of 22 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Securities, L.L.C.  58-2253019
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    370,981
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    370,981
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            370,981
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.97%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            BD
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05873K108                   13G                Page 7 of 22 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Admiral Advisors, LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    1,186,753
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    1,186,753
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,186,753
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.10%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IA, OO
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05873K108                   13G                Page 8 of 22 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Advisors, LLC  13-3954331
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    463,011
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    463,011
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            463,011
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            1.21%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IA, OO
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05873K108                   13G                Page 9 of 22 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Capital Group, L.L.C.    13-3937658
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    2,209,845
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    2,209,845
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,209,845
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.77%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IA, OO
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05873K108                   13G                Page 10 of 22 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            C4S & Co., L.L.C. 13-3946794
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    2,209,845
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    2,209,845
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,209,845
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.77%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05873K108                   13G                Page 11 of 22 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Peter A. Cohen
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,209,845
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,209,845
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,209,845
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.77%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05873K108                   13G                Page 12 of 22 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Morgan B. Stark
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,209,845
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,209,845
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,209,845
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.77%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05873K108                   13G                Page 13 of 22 Pages


     (1)    NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS

            Thomas W. Strauss
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,209,845
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,209,845
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,209,845
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.77%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05873K108                   13G                Page 14 of 22 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Jeffrey M. Solomon
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,209,845
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,209,845
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,209,845
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.77%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05873K108                   13G                Page 15 of 22 Pages


Item 1.

(a)  Name of Issuer

     Bally Total Fitness Holding Corporation, Inc., a Delaware Corporation (the "Company").

(b)  Address of Issuer's Principal Executive Offices

     8700 West Bryn Mawr Avenue
     Second Floor
     Chicago IL 60631

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

     Ramius Capital Group, L.L.C.
     666 Third Avenue, 26th Floor
     New York, New York 10017
     Citizenship: Delaware

     Starboard Value and Opportunity Master Fund Ltd.
     c/o Ramius Capital Group, L.L.C.
     666 Third Avenue, 26th Floor
     New York, New York 10017
     Citizenship: Cayman Islands

     RCG Ambrose Master Fund, Ltd.
     c/o Ramius Capital Group, L.L.C.
     666 Third Avenue, 26th Floor
     New York, New York 10017
     Citizenship: Cayman Islands

     RCG Halifax Fund, Ltd.
     c/o Ramius Capital Group, L.L.C.
     666 Third Avenue, 26th Floor
     New York, New York 10017
     Citizenship: Cayman Islands

     Ramius Master Fund, Ltd.
     c/o Ramius Capital Group, L.L.C.
     666 Third Avenue, 26th Floor
     New York, New York 10017
     Citizenship: Cayman Islands

     Ramius Securities, L.L.C.
     c/o Ramius Capital Group, L.L.C.
     666 Third Avenue, 26th Floor
     New York, New York 10017
     Citizenship: Delaware

     Admiral Advisors, LLC
     c/o Ramius Capital Group, L.L.C.
     666 Third Avenue, 26th Floor
     New York, New York 10017
     Citizenship: Delaware

CUSIP No. 05873K108                   13G                Page 16 of 22 Pages


     Ramius Advisors, LLC
     c/o Ramius Capital Group, L.L.C.
     666 Third Avenue, 26th Floor
     New York, New York 10017
     Citizenship: Delaware

     C4S & Co., L.L.C.
     c/o Ramius Capital Group, L.L.C.
     666 Third Avenue, 26th Floor
     New York, New York 10017
     Citizenship: Delaware

     Peter A. Cohen
     c/o Ramius Capital Group, L.L.C.
     666 Third Avenue, 26th Floor
     New York, New York 10017
     Citizenship: United States

     Morgan B. Stark
     c/o Ramius Capital Group, L.L.C.
     666 Third Avenue, 26th Floor
     New York, New York 10017
     Citizenship: United States

     Thomas W. Strauss
     c/o Ramius Capital Group, L.L.C.
     666 Third Avenue, 26th Floor
     New York, New York 10017
     Citizenship: United States

     Jeffrey M. Solomon
     c/o Ramius Capital Group, L.L.C.
     666 Third Avenue, 26th Floor
     New York, New York 10017
     Citizenship: United States

Item 2(d).  Title of Class of Securities

     Common Stock, par value $0.01 per share ("Common Stock")

Item 2(e).  CUSIP Number

     05873K108


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
        78o).

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

CUSIP No. 05873K108                   13G                Page 17 of 22 Pages


(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.   Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         As of the date hereof, (i) Starboard Value and Opportunity Master Fund Ltd., a Cayman Islands exempted company ("Starboard") owns 1,186,753 shares of Common Stock, (ii) RCG Ambrose Master Fund, Ltd., a Cayman Islands company ("RCG Ambrose") owns 95,708 shares of Common Stock, (iii) RCG Halifax Fund, Ltd., a Cayman Islands Company ("RCG Halifax") owns 93,392 shares of Common Stock,(iv) Ramius Master Fund, Ltd., a Cayman Islands exempted company ("Ramius Master Fund") owns 463,011 shares of Common Stock and (v) Ramius Securities, L.L.C., a Delaware limited liability company ("Ramius Securities") owns 370,981 shares of Common Stock. In addition, (i) Admiral Advisors, LLC, a Delaware limited liability company ("Admiral") may be deemed to beneficially own the 1,186,753 shares owned by Starboard, (ii) Ramius Advisors, LLC, a Delaware limited liability company ("Ramius Advisors") may be deemed to beneficially own the 463,011 shares owned by Ramius Master Fund and (iii) each of Ramius Capital Group, L.L.C., a Delaware limited liability company ("Ramius Capital"), C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), Peter A. Cohen ("Mr. Cohen"), Morgan B. Stark ("Mr. Stark"), Thomas W. Strauss ("Mr. Strauss") and Jeffrey M. Solomon ("Mr. Solomon") may be deemed to beneficially own all shares of Common Stock held by Starboard, RCG Ambrose, RCG Halifax, Ramius Master Fund and Ramius Securities, an aggregate number of 2,209,845 shares of Common Stock.

         Note: Ramius Capital is the investment manager of Ambrose and Halifax and has the power to direct some of the affairs of Ambrose and Halifax, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. Admiral Advisors is the investment manager of Starboard and has the power to direct some of the affairs of

CUSIP No. 05873K108                   13G                Page 18 of 22 Pages


Starboard, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. Ramius Capital is the sole member of Admiral Advisors. Ramius Advisors is the investment manager of Ramius Master Fund and has the power to direct some of the affairs of Ramius Master Fund, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. Ramius Capital is the managing member of Ramius Advisors. Ramius Securities is a broker dealer affiliated with Ramius Capital. Ramius Capital is the managing member of Ramius Securities. C4S is the managing member of Ramius Capital and in that capacity directs its operations. Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon are the managing members of C4S and in that capacity direct its operations. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any shares of Common Stock owned by another Reporting Person. In addition, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon disclaims beneficial ownership of the shares of Common Stock owned by Starboard, Ambrose, Halifax, Ramius Master Fund and Ramius Securities and the filing of this statement shall not be construed as an admission that any such person is the beneficial owner of any such securities.

     (b) Percent of class:

         Based on the Company's definitive proxy statement filed by the Company on December 27, 2005, there were 38,285,905 shares of Common Stock outstanding as of December 20, 2005. Therefore, (i) each of Starboard and Admiral may be deemed to beneficially own 3.10% of the outstanding shares of Common Stock, (ii) RCG Ambrose may be deemed to beneficially own 0.25% of the outstanding shares of Common Stock, (iii) RCG Halifax may be deemed to beneficially own 0.24% of the outstanding shares of Common Stock, (iv) each of Ramius Master Fund and Ramius Advisors may be deemed to beneficially own 1.21% of the outstanding shares of Common Stock, (v) Ramius Securities may be deemed to beneficially own 0.97% of the outstanding shares of Common Stock and (vi) each of Ramius Capital, C4S, Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon may be deemed to beneficially own 5.77% of the outstanding shares of Common Stock.

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote:

               See Item 4(a) above.

         (ii)  Shared power to vote or to direct the vote

               See Item 4(a) above.

         (iii) Sole power to dispose or to direct the disposition of

               See Item 4(a) above.

         (iv)  Shared power to dispose or to direct
               the disposition of

               See Item 4(a) above.

         (v)   Shared power to dispose or to direct
               the disposition of

CUSIP No. 05873K108                   13G                Page 19 of 22 Pages


               See Item 4(a) above.

         (vi)  Shared power to dispose or to direct
               the disposition of

               See Item 4(a) above.

Item 5.  Ownership of Five Percent or Less of a Class

     Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     Not applicable.

Item 8.  Identification and Classification of Members of the Group

     See Exhibit I.

Item 9.  Notice of Dissolution of Group

     Not applicable


Item 10. Certification

By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of April 13, 2006, by and among Ramius Capital, Starboard, RCG Ambrose, RCG Halifax, Ramius Master Fund, Ramius Securities, Admiral, Ramius Advisors, C4S, Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon.

Exhibit II: Power of attorney for Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon dated March 11, 2005.

CUSIP No. 05873K108                   13G                Page 20 of 22 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  April 13, 2006

STARBOARD VALUE AND OPPORTUNITY              RAMIUS MASTER FUND, LTD
MASTER FUND LTD.                             By: Ramius Advisors, LLC
By: Admiral Advisors, LLC,                       its investment manager
    its managing member                      By: Ramius Capital Group, L.L.C.
                                                 its managing member
RCG AMBROSE MASTER FUND, LTD.
By: Ramius Capital Group, L.L.C.,            RAMIUS ADVISORS, LLC
    its investment manager                   By: Ramius Capital Group, L.L.C.,
By: C4S & Co., L.L.C.,                           its managing member
    its managing member
                                             RAMIUS CAPITAL GROUP, L.L.C.
RCG HALIFAX FUND, LTD.                       By: C4S & Co., L.L.C.,
By: Ramius Capital Group, L.L.C.,                as managing member
    its investment manager
By: C4S & Co., L.L.C.,                       C4S & CO., L.L.C.
    its managing member

RAMIUS SECURITIES, L.L.C.
By: Ramius Capital Group, L.L.C.,
    its Managing Member
By: C4S & Co., L.L.C.,
    its Managing Member

                           By: /s/ Morgan B. Stark
                              -----------------------
                           Name:  Morgan B. Stark
                           Title: Authorized Signatory

MORGAN B. STARK

/s/ Morgan B. Stark
--------------------------------
Individually and as attorney-in-
fact for Peter A. Cohen, Jeffrey M.
Solomon and Thomas W. Strauss

CUSIP No. 05873K108                   13G                Page 21 of 22 Pages


                                    EXHIBIT I
                             JOINT FILING AGREEMENT
                            PURSUANT TO RULE 13D-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated:  April 13, 2006


STARBOARD VALUE AND OPPORTUNITY              RAMIUS MASTER FUND, LTD
MASTER FUND LTD.                             By: Ramius Advisors, LLC
By: Admiral Advisors, LLC,                       its investment manager
    its managing member                      By: Ramius Capital Group, L.L.C.
                                                 its managing member
RCG AMBROSE MASTER FUND, LTD.
By: Ramius Capital Group, L.L.C.,            RAMIUS ADVISORS, LLC
    its investment manager                   By: Ramius Capital Group, L.L.C.,
By: C4S & Co., L.L.C.,                           its managing member
    its managing member
                                             RAMIUS CAPITAL GROUP, L.L.C.
RCG HALIFAX FUND, LTD.                       By: C4S & Co., L.L.C.,
By: Ramius Capital Group, L.L.C.,                as managing member
    its investment manager
By: C4S & Co., L.L.C.,                       C4S & CO., L.L.C.
    its managing member

RAMIUS SECURITIES, L.L.C.
By: Ramius Capital Group, L.L.C.,
    its Managing Member
By: C4S & Co., L.L.C.,
    its Managing Member

                           By: /s/ Morgan B. Stark
                              -----------------------
                           Name:  Morgan B. Stark
                           Title: Authorized Signatory

MORGAN B. STARK

/s/ Morgan B. Stark
--------------------------------
Individually and as attorney-in-
fact for Peter A. Cohen, Jeffrey M.
Solomon and Thomas W. Strauss

CUSIP No. 05873K108                   13G                Page 22 of 22 Pages


                                   EXHIBIT II
                                POWER OF ATTORNEY

         The undersigned hereby appoints Peter A. Cohen, Morgan B. Stark, Thomas
W. Strauss and Jeffrey M. Solomon, or any of them, his true and lawful attorney-in fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto and any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's beneficial ownership of, or participation in a group with respect to, securities directly or indirectly beneficially owned by Ramius Capital Group, LLC or any of its affiliates, and granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. The authority of Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon, or any of them, under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds or
Schedule 13Gs unless revoked earlier in writing.

Date:    March 11, 2005

                                             /s/ Peter A. Cohen
                                             --------------------------
                                             Peter A. Cohen



                                             /s/ Morgan B. Stark
                                             --------------------------
                                             Morgan B. Stark



                                             /s/ Thomas W. Strauss
                                             --------------------------
                                             Thomas W. Strauss



                                             /s/ Jeffrey M. Solomon
                                             --------------------------
                                             Jeffrey M. Solomon